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Explanatory Note:

On March 28, 2012, Pentair, Inc. (“Pentair”) and Tyco International Ltd. (“Tyco”) held a joint conference call to discuss the merger of Pentair and Tyco’s Flow Control business and Pentair filed the transcript of such conference call with the U.S. Securities and Exchange Commission. Pentair is hereby filing a revised version of such transcript to accurately reflect speaking roles during the conference call.

CORPORATE PARTICIPANTS

Sara Zawoyski Pentair Inc - VP of IR

Randy Hogan Pentair Inc - Chairman and CEO

Ed Breen Tyco International - Chairman, CEO

John Stauch Pentair Inc - EVP, CFO

Antonella Franzen Tyco International - VP of IR

Mark Armstrong Tyco International - VP Mergers & Acquisitions

CONFERENCE CALL PARTICIPANTS

Deane Dray Citigroup - Analyst

Mike Worley Janney Capital Markets - Analyst

Hamzah Mazari Credit Suisse - Analyst

Mike Halloran Robert W. Baird & Company, Inc. - Analyst

Steve Tusa JPMorgan - Analyst

Christopher Glynn Oppenheimer & Co. - Analyst

Ajay Kejriwal FBR & Co. - Analyst

Gautam Khanna Cowen and Company - Analyst

Bhupender Bohra Jefferies & Co. - Analyst

Garik Shmois Longbow Research - Analyst

Neilson Gupta BofA Merrill Lynch - Analyst

Doug Carson BofA Merrill Lynch - Analyst

PRESENTATION

Operator

Welcome to the joint Tyco and Pentair conference call to discuss the merger of Pentair and Tyco’s Flow Control business. At this time, all lines are in a listen-only mode. (Operator Instructions) Today’s conference is being recorded. I will now turn the call over to Sara Zawoyski, Vice President of Investor Relations for Pentair. You may begin.

Sara Zawoyski - Pentair Inc - VP of IR

Thank you, Shirley. Good morning, everyone. Thank you for joining us on such short notice to discuss this morning’s announcement of the Pentair and Tyco Flow Control transaction. I’m Sara Zawoyski, Vice President for Investor Relations at Pentair. With me this morning are Randy Hogan, Chairman and CEO of Pentair; John Stauch, CFO of Pentair; Ed Breen, Chairman and CEO of Tyco International; and Tyco’s Vice President of Investor Relations, Antonella Franzen. This morning, Randy, Ed and John have prepared remarks regarding the Pentair and Tyco Flow Control transaction followed by a Q&A session. The entire call is expected to last approximately one hour and a replay of the call should be available later today.

Before we begin, let me remind you that any statements made about the Company’s anticipated financial results are forward-looking statements subject to future risks and uncertainties. It is, therefore, possible that actual results may differ materially from any forward-looking statements that we might make today. The Companies undertake no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances. Please review the cautionary language about forward-looking statements in the press release.

Today’s webcast is accompanied by a presentation which can be found through the investor section of both Company’s websites. A reconciliation of non-GAAP to GAAP measures discussed in this call is contained in the appendix to such presentation. With that, I will now turn the call over to Pentair’s Chairman and CEO, Randy Hogan.

Randy Hogan - Pentair Inc - Chairman and CEO

Thanks, Sara, and good morning. I will start on page 4. I’m excited to be here today with Ed and the Tyco team to discuss what we believe is a powerful combination that will create tremendous value for all our shareholders and our customers. By joining Pentair and Tyco Flow Control together, we will create a leader in the flow, filtration and equipment protection with annual sales nearing $8 billion. The combined company will have increased scale, broader geographic reach and greater access to high growth attractive sectors. Building on the strength of both companies, we will be well positioned to benefit from the significant demands in energy, infrastructure, food and beverage and water resulting from the growing population of wealth of developing economies, what we refer to as the new, new world.

This transaction presents a unique opportunity to unlock immediate synergies. We have over $90 million in synergies right from the start through one corporate structure and greater tax efficiencies. We expect further cost savings, enhanced growth prospects and a stronger balance sheet to yield even more benefits going forward. By any measure, the new Pentair will be a stronger company with exciting platforms for future growth and substantial value creation opportunities for all stakeholders.

Let me take a moment to discuss the details of the transaction as highlighted on slide five. It’s roughly a $10 billion stock-for-stock merger using a Reverse Morris Trust structure that will be tax-free to shareholders of both companies. The combined company, which will be called Pentair, will be domiciled in Switzerland building on our existing presence there where Tyco International is already incorporated. Our main offices will continue to be in Minneapolis where Pentair’s executive team will lead the new combined company.

Financially, this transaction is very compelling. We expect the transaction to be highly accretive to earnings adding $0.40 accretive to 2013 EPS with combined EPS expected to be greater than $5 a share by 2015. This combined company should also deliver roughly $1.7 billion in EBITDA in 2015 and yield an even stronger balance sheet to continue to support investment in our businesses and return cash to shareholders. Now, we flip a slide and hand the call over to Ed Breen for a few comments. Ed?

Ed Breen - Tyco International - Chairman, CEO

Great. Thanks, Randy, and good morning, everyone. I am pleased to be here with Randy and the Pentair team to discuss this transaction that clearly accomplishes what a merger should do, create significant value for the shareholders of both companies. Let me spend a few minutes telling you a little bit about the benefits it will bring to Tyco shareholders. Based on yesterday’s closing price of Pentair, this transaction values Tyco Flow at approximately $4.9 billion which represents immediate value to Tyco shareholders. As you can see on slide 7, this value implies a 10.4 times EBITDA multiple for Tyco Flow on a stand-alone basis before any additional value uplift from synergies generated from a combination with Pentair. These synergies are expected to provide Tyco shareholders with substantial incremental value immediately and over the longer term.

Now, let me give you some background on this transaction. Last September Tyco announced a plan to separate into three independent public companies through the tax-free spin off of the ADT North America residential security business and flow control business. We are making very good progress in preparing for these spin-offs and continue to expect to complete these transactions along with the merger of Pentair into Tyco Flow at the end of September. On slide 8, when we announced our plans for separation, we emphasized the value creation opportunities that this would provide our shareholders. By combining Tyco Flow and Pentair, we now have the opportunity to accelerate this value creation that would not be available to Tyco Flow on its own. The combined company will be a larger, more attractive competitor with a strong balance sheet. It will be a premier global leader in flow, filtration and equipment protection with a comprehensive product portfolio and a stronger presence in high-growth geographies and end markets. The combination provides a unique opportunity to create significant shareholder value as Randy and John will discuss in a few minutes.

In addition to the 52.5% ownership and enhanced multiple for Tyco shareholders, the day one synergies add more than $1 billion in value to the combined entity and another $1.4 billion from additional synergies to be achieved over the next few years. As a highly complimentary strategic partner, Pentair has a proven track record that will ensure that this value proposition is delivered. Overall, this combination is a win-win for the shareholders of both companies. And now I will turn the call back over to Randy.

Randy Hogan - Pentair Inc - Chairman and CEO

Thanks, Ed. As you can see on slide 10, this merger brings together two global leaders with strong brands and leading positions in attractive growth sectors and highly complementary offerings. Tyco Flow’s highly engineers valves and controls fits perfectly with our rapidly growing industrial fluid processing solutions and water systems. Flow’s strong regional presence in water transport fits well with our water capabilities and in flow and filtration. And Tyco Flow’s industrial heat management systems and capabilities fits very much into the growth strategies that our technical products business has been focused on in terms of building out thermal management. So, as you can see, all three of Flow Control’s businesses fit strategically with Pentair. Importantly, our teams share a common vision of lean, efficient operations which will help facilitate a smoother transition and enhance our ability to drive greater cash flow over time as we leverage our expanded global presence. Together, we will have enhanced opportunities to generate superior returns and better serve our global customers as we build on these new stronger platforms.

On the left side of slide 11 you can see Pentair’s two segments, water and fluid solutions at roughly two-thirds of current Pentair sales, and technical products at roughly one-third. Also presented is how Tyco Flow is segmented. As combined company, we would anticipate adding Tyco Flow’s water and environmental systems business to our water and fluid solutions segment, thermal controls to our technical products to form the newly named Equipment Protection Solution Segment, and valves and controls would form the basis of a new reporting segment, Flow Control. Looking at the combined company’s total pro forma projected 2012 sales on slide 11, approximately 45% will come from Water and Fluid Solutions, 30% from Flow Control and 25% from Equipment Protection Solutions. This is an excellent fit and strategically compelling combination. Pentair and Tyco Flow operate in the same broad areas and together we will be one of the few companies with filtration, valves, controls and pump capabilities allowing for our comprehensive solutions offering for our global customers.

We are particularly excited about the improved exposure to attractive verticals as shown on slide 12. We were already strong in residential and commercial markets in water and in the industrial vertical with technical products. This combination gives us more exposure to attractive energy and industrial sectors. Notably, our presence in the energy sector doubles to 25% as a combined company. These sectors are where many of our most exciting innovation efforts are aimed. For example, the recent wins we had in fluids separation related to gas production should accelerate. In one of the most exciting early applications we see for nanofiltration is in the power sector where Tyco Flow has global reach and presence. Our combined products that will enable us to serve end markets with exposure to some of the most attractive secular growth trends in the market today. As our customers across the industrial, energy, water and infrastructure sectors focus on such areas as efficiency, performance and sustainability, our products are well positioned to help support the development and enhancement of new and existing projects around the world.

Turning to slide 13, you can see our expanded global reach. We immediately become more global with real scale in fast growth regions, positioning us well in the places where we expect the greatest growth to occur. Notably, approximately 25% of our combined sales will come from fast growth regions from the start. We will serve our customers through more than 100 manufacturing facilities in over 90 service centers worldwide.

While the financial aspects of this transaction are compelling, as John will highlight in a moment, slide 14 shows how Tyco Flow’s Control business really fits with, and is additive to, Pentair’s strategy to capitalize on global growth trends. Our strategy to date has been focused on addressing the increasing resource demands of a middle class that’s grown to over 4 billion people globally. Combined, our companies will be even better positioned to meet the basic infrastructure needs of this growing population across food, industrial process, energy and water. In short, we will have the presence, breadth and expertise to serve the new, new world.

In addition, our respective teams share many common values, including a vision and strategy underpinned by a value creation focus and efficient execution as shown on slide 15. At Tyco Flow lean and six sigma activities have started in valves and controls, so the journey has already begun in the largest part of Flow Control. At Pentair we have a strong basis in our proven Pentair Integrated Management System, or PIMS, tool kits which creates a solid framework to guide the successful integration of our businesses and offers a clear road map forward.

Turning to slide 16, beyond the strategic fit, the structure of the transaction provides immediate cost synergies which will benefit both Pentair shareholders — both companies’ shareholders, Pentair’s and Tyco’s. John will discuss the specifics around the synergies in a minute, but it’s important to note that the integration planning is already underway. There is a lot of work to be done but given the depth of our management team and our track record of success in applying the PIMS framework to drive efficiencies within Pentair, we are confident in our ability to realize the value we have identified. Specifically, we will have a dedicated team of proven leaders both from Pentair and Flow Control covering functional and geographic areas driving our integration efforts. We will designate a senior integration leader who will spearhead the effort and report directly to me. Our team members from both companies will be assigned specific project areas by function and process and measured against very clear deliverables.

As I noted, we will utilize our proven PIMS framework, which is outlined on slide 18, to drive value. The key tenants include building growth capabilities, prioritizing investments and innovation, attracting and developing top talent and through lean enterprise building a culture focused on safety, quality, delivery, cost and cash. We also see significant revenue synergy opportunities as show on slide 19. Our complementary set of products and offerings will enable us to drive further growth through increased customer penetration and greater emerging market presence in addition to our ability to leverage the scale of our organization and technology platforms. We have already mentioned some of the tangible cross-selling opportunities. In short, we will get more at bats for our heavy-hitting investments.

Also, we are very excited about the service footprint of Tyco Flow. As we successfully sold standard filtration and separation systems, our need to build a service network has become a priority. Utilizing the Flow Control service centers as base to build upon should accelerate our after-market and replacement revenue for these systems on top of the existing Flow Control after-market opportunities which are also attractive. Importantly, as you will hear from John, this transaction is financially compelling even before factoring in the attractive revenues synergies we have already identified, and the significant earnings accretion we will discuss gives no weight to these revenue synergies.

Creating value for the Company’s shareholders is the top priority. As slide 20 shows, we believe this is a winning combination that will enhance the growth potential of our business and ultimately drive value creation for both Pentair and Tyco shareholders. A broader customer base and greater end-market reach and diversification will support stronger, more predictable earnings growth as we continue to manage costs and drive operating leverage. The combination of a strengthened balance sheet and greater financial flexibility with increased cash flow will support efforts to pursue growth, as well as return capital to shareholders. The bottom line, this transaction creates an organization with the scale and reach to fully capitalize on the underlying trends driving customer demand and we have a carefully defined plan to maximize cash flow and shareholder value over time. I will come back in a few moments to wrap up and answer questions. First, I’d like to turn it over to John to discuss the financial details of the transaction. John?

John Stauch - Pentair Inc - EVP, CFO

Thanks, Randy. Please turn to slide number 22, labeled financially compelling. Building on a clear, strategic rationale, I would like to spend a bit more time discussing the financially compelling nature of this combination. To begin, we are starting with an attractive multiple to the Tyco shareholders, the Pentair shareholders and obviously the combined shareholders that will ultimately be associated with the long-term value creation opportunities that will be realized from this combination. The combination is highly accretive adding an estimated $0.40 to Pentair’s 2013 EPS on a combined company basis. We have identified $200 million of cost synergies to be fully realized by year three and an additional $50 million in tax related savings synergies amounting from the new structure.

The ongoing effective tax rate of about 24% to 26% reflects new company structure before any incremental tax planning initiatives. The nature of the cost reduction items, the organizational structure we intend to mobilize to deliver the synergies, and our utilization of our Pentair Integrated Management System to drive the synergies gives us tremendous confidence in achieving our synergy goals. With approximately $1.3 billion in estimated combined 2013 EBITDA, we will have sufficient cash flow to grow our presence in high-growth areas and return cash to shareholders through expected dividends, potential and planned stock buy-back programs and M&A activity. Starting with an estimated combined EBITDA margin in 2013 of approximately 14.5%, plus synergies, plus the advantaged tax rate, this deal has an attractive ROIC for the new Pentair shareholders as we expect overall Pentair ROIC to still approach 13% by 2015.

Please turn to slide 23, labeled transaction consideration. The $4.9 billion transaction consideration, which includes approximately $275 million of Tyco Flow net debt assumed by the combined company and their minority interest, represents a range of implied multiples including an 8.8 times Tyco Flow SpinCo EBITDA after day one cost synergies of $40 million, which simply reflects the avoidance of $80 million in redundant planned corporate costs net of an estimated $40 million that Pentair corporate adds in integration team cost to deliver the synergies. Obviously, the lower right total enterprise value will change and fluctuate with the change in Pentair’s share price.

Please turn to the next slide which is called value creation potential. We’ve identified synergies totaling $250 million which is comprised of $200 million of operational synergies and the $50 million of tax synergies mentioned earlier. The cost synergies which are related to direct and indirect sourcing, implementation of acceleration of lean enterprise and Tyco Flow businesses, deployment of best available back office standardization efforts across the entire enterprise, and combining and scaling our fast growth capabilities.

We have laid out a clear internal path of achieving the synergies that breaks it into, day one cost avoidance or simply the opportunity to not add the redundant corporate costs that would have had to be added with the Tyco Flow spend, less the day one investment of $40 million of some further corporate adds required due to the increased scale of the Company and the dedicated integration team that will be responsible for driving the synergies. Day one opportunities also include tax synergies as a newly combined company retains Tyco Switzerland domicile adding to our presence there. These amounts net result in a locked-in $40 million day one EBITDA synergy plus the $50 million of tax synergies which drive greater than $1 billion in immediate deal value. The dedicated integration team will work with our global business presence and functional leaders to prioritize the best opportunities for sourcing, indirect sourcing, operational improvements and, frankly, de-prioritize investments to ensure results. We are anticipating some revenue synergies over the next several years; however, we have not yet included any benefit from these into our projections. Overall, we are starting from a strong base, have a motivated and dedicated team and feel confident in our synergy projections.

Please turn to slide 25 labeled cost synergy drivers which provides some detail and color around our synergy targets by year and the composition of savings. We were expecting $90 million of cost synergies in 2013. As mentioned earlier, we are targeting $200 million by 2015. We are expecting about $25 million in sourcing synergies related to key shared commodities and in-sourcing opportunities and we think we have line of sight to reduce combined indirect spend by over $30 million related to consulting, freight, global marketing and communications as well as the scale of negotiations that a larger company enjoys. These sourcing benefits, along with an expected $25 million in targeted savings related to lean enterprise across the approximately 50 Tyco Flow facilities provide a very healthy opportunity and give us a high level of confidence for success. We are targeting a net $115 million of structural cost benefits driven from approximately $40 million of immediate net corporate cost avoidance and $75 million of standardization reduction from back office accounting, finance, HR, payroll, information technology, global office leases, insurance, and selling and marketing support and scale. This $75 million represents an enterprise-wide effort inclusive of the current Pentair structure and a best available idea approach to a one Pentair standard for applications and processes.

We are starting from an overall Pentair operating expense forecast at 20% for 2012 and a Tyco Flow forecast of nearly 23% in operating expenses. Most noteworthy would be Pentair company G&A of around 7.5% and Tyco Flow G&A of nearly 10.5% signaling what we believe is enormous opportunity for global leverage. Overall, we believe the opportunities are larger than what our current assessment is and we were eager to get the teams together and generate a more robust list of opportunities that will drive substantial contingencies against base operations to ensure success.

Please turn to slide number 26 labeled strong cash flow generation. We are targeting annual revenue growth in the combined company of 5% to 7% between now and 2015 with significant contribution coming from water scarcity, energy, oil and gas and global industrialization. With nearly 25% of the combined company in fast-growth markets and innovative combined technology to serve customers on a broader scale, we are excited about the opportunity for accelerated growth. Combined 2013 EBITDA, inclusive of synergies, should be $1.3 billion and is expected to be roughly $1.7 billion by 2015. Annual free cash flow generations expected nearly $600 million per year or nearly double the current Pentair projection. Equally exciting to the EBITDA forecast is the de-leveraging of the balance sheet that this deal creates. With combined expected debt to EBITDA by 2013 to be less than 1.5 times and around one time by 2015, this gives tremendous flexibility for investments in high-growth platforms, M&A or further EPS accretion on top of a powerful starting EPS and an expectation maintaining the Pentair dividend policy and $400 million of annual stock buyback included in the base model.

Please turn to my last slide labeled exciting value creation potential. With solid top-line revenue growth, a robust starting EBITDA, identified synergies, a de-levered balance sheet for further EPS expansion and an expected improved investment grade rating, we are very excited about the value that we can create for shareholders with this new industrial combination. Right now we are analyzing the expected one-time costs to achieve the synergies and desired income and cash targets. However, our current estimate of one-time costs is approximately $230 million with roughly a third related to the estimated non-cash inventory step-up costs. All in for 2013, we expect combined company revenues to be greater than $8 billion, generate more than $1.3 billion and deliver accretion of roughly $0.40 to EPS, excluding the estimated one-time costs. We believe this is a great strategic combination with clear financial benefits which will result in greater value for shareholders. Let me now turn it back to Randy for some closing comments and then we will be glad to take your questions.

Randy Hogan - Pentair Inc - Chairman and CEO

Thanks, John. To sum up, the combination of Pentair with Tyco Flow will create a global leader in flow, filtration and equipment protection with the scale across segments, geographies and applications to capitalize on the strong secular trends driving demand today.

As slide 30 shows, our combined strengths provide unique value creation opportunities not only through cost efficiencies but in driving revenue synergies as we serve our customers around the world. For the shareholders of both companies, we expect this to be a highly accretive, winning combination on day one with substantial upside over the longer term. With that, Ed, John and I would be happy to take your questions. Operator?

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Your first question comes from Deane Dray with Citi Investment Resource. You may ask your question.

Deane Dray - Citigroup - Analyst

Thank you. Good morning, everyone, and congratulations.

Randy Hogan - Pentair Inc - Chairman and CEO

Thanks, Deane.

Deane Dray - Citigroup - Analyst

First question is maybe give us a little background about the process. When was — when did you first start to talk? Was there any part of this? Was it negotiated? Did it ever go to bid? And a little bit more about the time line.

Randy Hogan - Pentair Inc - Chairman and CEO

Yes. Deane, you are quite familiar with our strategy and we have been looking — our strategy has been consistent to look for ways to expand the Company in terms of applications and solutions and then, of course, geographically. We were always looking at options. After Tyco’s announcement that they were going to spin off flow control, we did a deeper analysis and examined it and saw compelling fit, approached Tyco about the end of the year and really began in earnest Ed and I talking in January.

Deane Dray - Citigroup - Analyst

Great. And then you laid out the cost synergy assumptions very clearly and that was very helpful and it’s also clear that you are not including revenue synergies in any of your numbers, but could you take us through the extent that you can today how do you expect to drive some revenue synergies in this go-to market strategy because we haven’t seen in the market a full effort of combining pumps and valves and especially with filtration. So, we are not holding you to any numbers here, but just kind of talk us through how you see that value creation on the revenue synergies in this —?

Randy Hogan - Pentair Inc - Chairman and CEO

Sure. Let me start by saying we have had some great early meetings with a few people inside Flow and we have explored some ideas together, and we won’t have a definitive list of plans until we agree on both sides but, yes, these are going to work. But the examples I was using, for instance, we have a very high hit rate on our gas — excuse me, our liquid separation on the gas streams in the US. We don’t have as much reach, for instance, in to the coal gas in Australia which we believe is a pretty promising example.

There is a lot of opportunities that we are not bidding on the pump side outside that Tyco Flow both in the water and environmental business and in the valve and control business are engaged in. So, I would say that the first step will be, if you will, prospecting, and then integration of valves and controls into the systems we sell and vice versa, WES sells some systems. So, those are the kinds of things we will explore once we have got the approval to work more intimately together after the government. That’s the process we will take and I’m excited about it.

Deane Dray - Citigroup - Analyst

Great. Thank you.

Operator

Thank you. Our next question comes from Jim Lucas with Janney Capital Markets. You may ask your question.

Mike Worley - Janney Capital Markets - Analyst

Hi. This is Mike Worley standing in for Jim. How are you guys?

Randy Hogan - Pentair Inc - Chairman and CEO

Hi, Mike.

Mike Worley - Janney Capital Markets - Analyst

Obviously after the deal gets done you will be pretty preoccupied with the integration of this large company. We are just wondering how this changes the road map or what the new Pentair can look like longer term?

Randy Hogan - Pentair Inc - Chairman and CEO

Well, I did — Mike, the charts we use today are really, I think, descriptive of the kind of vertical market focus we are going to have. We are going to continue to drive our investments in fast-growth markets. I’m expecting, and when John mentions de-prioritizing, we have some redundant investments, particularly on the G&A side in the fast-growth markets and, as you know, it’s been a depressing aspect to our margins. We are going to have $2 billion in sales of fast growth markets, so we think the back room opportunities there are going to allow us to maybe throttle back some on some of the footprint investments that we have been able to make. But, in terms of the priorities, as you know we have been building out more in the energy and industrial space. We see high margins there, we see compelling growth drivers and that’s really something that Flow Control is beginning to see already in their secular trends. So, I don’t see it as a change so much as an acceleration of the growth that we were already reaching for.

Mike Worley - Janney Capital Markets - Analyst

Okay. And then you list that there will be 100 manufacturing sites and 90 service centers and you kind of highlighted how you want to take advantage of Tyco’s service, Tyco Flow’s service footprint but I’m just wondering is that sort of the ideal number two to three years out for each of those or do you think that you might be able to — ?

Randy Hogan - Pentair Inc - Chairman and CEO

Too soon to know that Tyco Flow is actually doing some footprint planning right now and I don’t think those results will be in until May I think it was.

John Stauch - Pentair Inc - EVP, CFO

Yes.

Randy Hogan - Pentair Inc - Chairman and CEO

So, we will have a better sense as we can begin to work more intimately. A deal of this nature was pretty tightly held as the surprise you all had this morning would support. There is only a few people in Flow that were involved up until now.

John Stauch - Pentair Inc - EVP, CFO

I would just add to Randy’s comments that clearly we have admired the Flow business and the operations of Tyco for some time so we were pleased that the opportunity came along that we could actually find a way to combine, but also if you look at the nature of the business being a long cycle business or a later cycle business, they are hitting their stride. When you look at the capacity that they have today, I don’t think we want to jump to any conclusions about making any capacity reductions in light of the types of programs and projects that will need to be delivered. I think we will carefully assess that with the business leaders, but we have not planned any or modeling any plant closures at this time.

Mike Worley - Janney Capital Markets - Analyst

Okay, thanks a lot.

Randy Hogan - Pentair Inc - Chairman and CEO

Thank you.

Operator

Thank you. Our next question comes from Hamzah Mazari with Credit Suisse. You may ask your question.

Hamzah Mazari - Credit Suisse - Analyst

Good morning, thank you. Maybe if you could comment on just a little more color around any pre-integration work you guys have done or are doing and how investors should think about any risk of integration here? It seems like it’s minimal, but if you could just comment there.

Randy Hogan - Pentair Inc - Chairman and CEO

Well, we see integration and certainly as Tyco team and we have been talking even in the limited number of people that we have engaged we have seen integration as the key and I would say it was certainly a big focus of our discussions and our Board’s discussions as the sources of those synergies. So, we see it as the number one focus which is why we are going to put senior talent from both teams on it. We are going to manage - we see there are three GBUs in Flow Control and we see them coming in wholly as they stand. And, as John described, a lot of the back room opportunities on the G&A side is really from standardization and I would say Tyco Flow has a similar vision, they are just a little bit further back in the process in terms of standardization and their launch of lean. So, we know how hard that is. We have been at it for eight years. So, we see it as the number one focus for us and we will resource it accordingly.

Ed Breen - Tyco International - Chairman, CEO

Randy, I would also add maybe to go to the numbers again at least the way we looked at it from a Tyco perspective. As John had mentioned in his comments, we are going to get $90 million of synergies day one that are given because we don’t have duplicate headquarter costs that are going to be imbedded and we get the tax benefit right away. So, $90 million of the synergy is in the bag. So, what’s left is $160 million of synergies to work over the next couple few years and that’s only 2% of sales. That’s a very low cost number to achieve but I think that just shows that it’s a very doable number to get to. So, I think that’s why we all have extremely high confidence in getting to the $250 million number.

Hamzah Mazari - Credit Suisse - Analyst

That’s very helpful. And, Randy, if you could just comment on how folks should think about some of your other businesses here, particularly those levered to resi market, particularly those that are not as highly engineered, especially given the mixed change post the Tyco deal?

Randy Hogan - Pentair Inc - Chairman and CEO

Well, combining with Tyco Flow is, as I said, a nice, a huge step forward in terms of getting more exposure to those who are more attractive industrial energy markets. Our view is that residential recovery is still upside. We are — our base assumption here is, as we said before, no meaningful recovery in residential markets in the US and, as you know, Europe actually residential markets have gone down again. I view this as taking control of our destiny for growth and not waiting for that. It’s upside when it happens.

Hamzah Mazari - Credit Suisse - Analyst

That makes sense. And just a last question. Any restrictions with the Reverse Morris Trust transaction structure that investors should know about? Thank you.

Ed Breen - Tyco International - Chairman, CEO

No. This is Ed. No, there really is not. It really just continues the process we were on to get the separation and as soon as we separate, this transaction will simultaneously happen, so it’s the same process we were on and then immediately following our separation the move to Pentair Tyco Flow together happens simultaneously. There is really nothing more to it.

Hamzah Mazari - Credit Suisse - Analyst

Thank you very much.

Randy Hogan - Pentair Inc - Chairman and CEO

Thank you.

Operator

Thank you. Our next question comes from Mike Halloran with Robert W. Baird. You may ask your question.

Mike Halloran - Robert W. Baird & Company, Inc. - Analyst

Good morning, everyone.

Randy Hogan - Pentair Inc - Chairman and CEO

Hi, Mike.

Mike Halloran - Robert W. Baird & Company, Inc. - Analyst

So, could you talk about the percent of overlap and with these revenue synergies what percentage of Pentair’s current portfolio do you guys think has some level of overlap with Tyco’s portfolio?

Randy Hogan - Pentair Inc - Chairman and CEO

We’d have to get deeper into the numbers to give you a precise answer. We do about $250 million in valves and controls today, yet we don’t compete head up with anything materially in the Flow Control side — I mean in the valve and controls at Tyco and that’s because it’s actually a pretty fragmented industry even still and lots of high value activity. But, for instance, in the food and beverage business we are both in the food and beverage business. Different applications in food and beverage. We were both in energy, different applications in energy. So, we buy valves. If you walk through the CPT factory where we do systems you will see Tyco valves in the systems but you don’t just see Tyco valves, you see some other valves, too. I would say it’s too early to give you a definitive answer but more complementary cross selling than there is what I would call product line redundancy.

Ed Breen - Tyco International - Chairman, CEO

Mike, I think that’s the key and Randy mentioned this in his prepared comments. We have great reach at Flow in a lot of the emerging markets and customers that Randy could sell his products to but, as you said, I like his term. He is going to get more hits now because if we are in a big application somewhere with our valves,

Randy has got products and a gas application, for instance as he mentioned that can be sold there and, by the way, vice versa Tyco’s products into some of the Pentair customer base. I kind of like that it’s not 100% overlap company but it’s very complementary to the end markets that we serve and we should get a bigger share of wallet done right over time.

Randy Hogan - Pentair Inc - Chairman and CEO

Right, right. If you take a look at our end market mix before and our end market mix after the combination, you will see a much stronger end market diversity that applying a really coherent product set to those end markets.

Mike Halloran - Robert W. Baird & Company, Inc. - Analyst

Would it be fair to look at your pre — your current mix of end markets and look at the industrial excluding maybe pieces of the tech product, but the industrial pieces in your water is the biggest opportunity at this point or do you see the opportunity trending towards some of your commercial applications or maybe even your MUNI applications?

Randy Hogan - Pentair Inc - Chairman and CEO

Yes. I would say it’s industrial and energy.

Mike Halloran - Robert W. Baird & Company, Inc. - Analyst

Okay, okay. And then just to make sure I understood from John’s comments, you guys mentioned $400 million of annual buy back. Is that assumed in the $5 plus revised 2015 earning targets?

Randy Hogan - Pentair Inc - Chairman and CEO

Yes, it is.

Mike Halloran - Robert W. Baird & Company, Inc. - Analyst

Okay. And then just from a timing standpoint, I know Tyco spin is supposed to be completed by the end of September, what are some of the next big benchmarks along the way? When do you guys suspect you will be going out to the shareholder bases to get approval? Things like that.

Ed Breen - Tyco International - Chairman, CEO

Well, let me give you the time line. I think it’s important because we obviously have to hit our timeline for this to happen at the end of September and as we have told our shareholders we are highly confident in that. We were going to be actually filing our forms with the SEC kind of as we sit here. We will delay just a little bit because we have to redo some of the documents because of the Flow spin now with the Pentair transaction but that delay will not be significant. It will be by the end of April which clearly keeps us on a timeline to hit the end of September with some cushion in our schedule. So, we are very confident in that. And for our shareholders, there is the possibility that we would get the forms out even earlier on the ADT transaction. We might not do them all at once because they are kind of completed. We will look at that over the next couple of days and see if that’s possible, but you might see the ADT form first and then the flow form towards the end of April. We will be sticking to that end of September timeline.

Mike Halloran - Robert W. Baird & Company, Inc. - Analyst

Great. Congratulations and I appreciate the time.

Ed Breen - Tyco International - Chairman, CEO

Thank you.

Operator

Our next question comes from Steve Tusa with JPMorgan. You may ask your question.

Steve Tusa - JPMorgan - Analyst

Hi. Good morning.

Ed Breen - Tyco International - Chairman, CEO

Good morning, Steve.

Steve Tusa - JPMorgan - Analyst

Just a question on — so this valuation is based on, and I’m not sure if somebody asked this already, I was kind of running around this morning. I got on late. The value for Tyco Flow based on the Pentair stock price, what is kind of the leverage in that valuation based on Pentair stock price? I haven’t done the math this morning so maybe if you could explain how that works.

Ed Breen - Tyco International - Chairman, CEO

Let me take a cut at that. John, if you want to jump in, certainly. If you look at it - let me give you how we looked at this financially and, by the way, financially was not just the number one consideration. It was strategic fit, what we can do in the future together as the leader in the flow filtration space. Putting all those goodies aside, the way we looked at it from Tyco is we get 52.5% ownership in the company, so you do that math. Steve, I think your multiple was close to where the average of all of the analysts was at where they were saying Tyco Flow would go out at which is 8.3 times. Pentair is a 9.5 to a 9.6 and I think the combo of these companies certainly solidifies the multiple this company should have going forward.

So, you can pick whatever you want that you think it’s going to be. If you just do that math, there is about a 16% immediate lift in value to Tyco Flow. And then what we did is we looked at the synergies, Steve, in two markets. The day one synergies which are kind of in the bag, that’s the corporate cost, and the tax efficiency which is the $90 million and that’s about another $1 billion, as John mentioned, of value. If you do the math, because we get 52.5% of that, we get additional lift there of about 14% in value creation and then if you take the synergies we get over the next couple few years and you do the math at 52.5% for our shareholder base, that’s another 19% lift in value. Now, we don’t get that all day long, but you’re approaching a 50% value lift if we hit all the targets that we are talking about. We love the strategic fit but, boy, when you did the math financially on how this could acreet to our shareholders it’s extremely attractive.

Steve Tusa - JPMorgan - Analyst

Right, but I guess you are basing that value on a Pentair stock price that’s 15% plus pre market. I’m just wondering what the leverage is on that.

Ed Breen - Tyco International - Chairman, CEO

Yes, I didn’t even do that math yet.

That’s actually fairly significant and, Steve, let me just remind you because all your multiples you have for Flow is also above Tyco. Tyco trades at 7.5 times. So, I think this is certainly validating that the Flow company is obviously trading higher multiples and we should trade at the high end of that with this combination and Pentair already does. So, when you actually look at it from a today Tyco shareholder, our multiple right now is 7.5.

Steve Tusa - JPMorgan - Analyst

Right, right. And I guess the bottom line is that the 4.9 doesn’t really reflect what your fair share of the synergy is going to be which is apparently being reflected today in Pentair’s stock price.

Ed Breen - Tyco International - Chairman, CEO

Yes. There is some. That’s right. I don’t know whether it’s going to trade today or close. Yes, it is up above from what we just talked about.

Steve Tusa - JPMorgan - Analyst

Right. Right. Okay. And just another question around the timing of the filings, I think. The plan was to get the rest of them in by the end of March. Is that still the target?

Ed Breen - Tyco International - Chairman, CEO

Yes, I just mentioned, Steve — just to update you. We will be delayed some most likely until the end of April simply because we have to re-work the filings for the Flow Control company because of the transaction announced today. And we might get ADT out earlier, as I mentioned a moment ago, and do them in two steps but we haven’t made that decision because the ADT filing is basically done because we were going to file this week. So, we will address that in the next couple of days. Having said that, it does not change the end date that the spins would happen end of September. We had cushion in our schedule, we are comfortably in target to do that.

Steve Tusa - JPMorgan - Analyst

And then one final question. The SpinCo adjusted EBITDA of $515 million includes the $80 million of stand-alone costs. I think that’s a little bit higher than we had. Is there — is that banging line of what you guys have talked about for Flow this year or is Flow doing a little bit better? How are Flow fundamentals kind of tracking quarter to date?

Ed Breen - Tyco International - Chairman, CEO

I don’t want to get into this quarter because we are at the end of it.

Steve Tusa - JPMorgan - Analyst

(multiple speakers) number, right?

Ed Breen - Tyco International - Chairman, CEO

As you saw last quarter and you can expect the same this quarter, our end markets are coming back nicely. We are feeling very good about our order rates that we were seeing. I think our forecast that we have out to you guys, Steve, is very solid at this point in time.

Steve Tusa - JPMorgan - Analyst

Great.

Antonella Franzen - Tyco International - VP of IR

Steve, one thing I will mention is — the one thing I’ll add is that if you look at the slide where it’s noted that’s a calendarized number. Flow Control, so it’s not a fiscal September year-end calendarized.

Steve Tusa - JPMorgan - Analyst

I got you. Okay. Thanks a lot. Appreciate it.

Ed Breen - Tyco International - Chairman, CEO

Thanks, Steve.

Operator

Our question comes from Christopher Glynn from Oppenheimer. You may ask your question.

Christopher Glynn - Oppenheimer & Co. - Analyst

Thanks. Good morning, congratulations. Looking at — I didn’t catch if the repurchase was targeted $400 million for year one or repeating annually, but on your thoughts on budgeting that kind of curious. Randy, I don’t think you have ever really guided to share repurchase plans in the past?

Randy Hogan - Pentair Inc - Chairman and CEO

No, we haven’t and it will be done under Swiss law so it has to be approved per process, but this is going to have enormous cash flow potential from this business. We believed it was right to think about it in terms of delivering that cash back to shareholders in a consistent manner. We still feel strongly about our 36 year in a row increase in dividends and we anticipate that as well, I guess, in our strategy. But it all still has to be approved by the new Board and in time and place but that’s why we include it in the model.

John Stauch - Pentair Inc - EVP, CFO

Chris, if you think about the cash flow generation on the annual basis the combined company even inclusive of the roughly $1.8 billion of share buyback and dividends we are planning to distribute, there is still another $3.5 billion of M&A potential that this combined entity has and we clearly expect it will be pretty busy integrating for the first couple of years. So, the easier choice is to think of that buyback in that period.

Christopher Glynn - Oppenheimer & Co. - Analyst

Got you. And on the cash flow, John, going with the amortization incrementally of $90 million annually, would you have a pretty good line of sight to free cash flow and excessive net income pretty consistently?

John Stauch - Pentair Inc - EVP, CFO

I think as we mentioned just because of the working capital and the nature of the valves and controls business and the project nature of that I think you guys are — I’m sorry, the Tyco Flow is usually 80% of net income in the growth years so we have averaged about 90% of net income for our assumptions what that cash flow is over the cash flow horizon and that’s an average of the two companies, Chris.

Christopher Glynn - Oppenheimer & Co. - Analyst

Okay. Great. Thank you.

Operator

Thank you. Our next question comes from Ajay Kejriwal with FBR Capital Markets. You may ask your question.

Ajay Kejriwal - FBR & Co. - Analyst

Thank you. Good morning and congratulations. It sounds like a win for shareholders of both companies, from our view. I just wanted to start with Randy maybe on the balance sheet flexibility. It sounds like you have a lot the next couple of years and you talked about buyback but maybe any thoughts on acquisitions and growing some of these platforms, end markets or businesses that you would be looking to grow though acquisition?

Randy Hogan - Pentair Inc - Chairman and CEO

Ajay, you are going to give my Board a heart attack.

Ajay Kejriwal - FBR & Co. - Analyst

It’s too early.

Randy Hogan - Pentair Inc - Chairman and CEO

Our strategy remains. This is so right, so well connected to our strategy overall. As I mentioned earlier, we will be the biggest player in flow filtration and equipment protection and it’s still a fragmented industry. I think acquisitions will remain part of our strategy but I got nothing to say about specifics or the job one is integration and really combining these companies into one company and getting to know the team well and letting them — getting intimate with their strategies and their thoughts on growth. So, I wouldn’t presuppose to know those yet, but I’m excited to get to know them.

Ajay Kejriwal - FBR & Co. - Analyst

Of course. And then the divestitures, I know the [heat tracing] business at Flow Control Tyco is a great business. Where will that reside and maybe any thoughts on the long-term fit and the early —?

Randy Hogan - Pentair Inc - Chairman and CEO

Actually, that’s one things that — I know when Ed and I were talking about this one of the unique aspects was, as you know, Ajay, our technical products business is our jewel. It’s our proof of concept on lean enterprise and it’s still got a lot of room for growth, it’s high margin. Several management was the space that we were already looking at and exploring. This tracing space was something we were thinking about already. So we view it as strategically fitting, our technical products area. And so it will stand alone as its own as its own GBU. And margin-wise it’s very similar.

In a lot of ways the two are going to complement each other because there is some lumpiness in the trace business and, as you know, our technical products business is mostly short cycle, so we will have a nice balance of the short and long cycle there and there is slightly out of cycle with each other. I characterize them both as I look at them as similar in terms of end markets and similar in terms of strategy opportunities and complementary in terms of long, short and points in cycle. So, I view it as a nice add.

Ajay Kejriwal - FBR & Co. - Analyst

Excellent. And then, Ed, maybe just on the Reverse Morris Trust structure. I guess one of the requirements is the two companies have to be nearly equal size and that is the case here. Are there any other things that need to be cleared from a regulatory perspective for it to go through and tax free nature to kind of hold? Anything we should be keeping an eye on?

Ed Breen - Tyco International - Chairman, CEO

Ajay, there is really nothing else. It’s just customary approvals that we have to go through. There is nothing new because of the Reverse Morris Trust and, by the way, you are right, they are somewhat unique. I think there has only been about 20 done because you made the key point. First of all, you have to have strategic fit which means you are in the same industries and you almost have to be identical size to each other to kind of get the over 50% ownership to work, so it’s just kind of one of those unique moments in time where it just works out perfectly for both sets of shareholders, but isn’t going to happen often, a deal like that.

Ajay Kejriwal - FBR & Co. - Analyst

Yes. Excellent. Thank you.

Operator

Our next question comes from Gautam Khanna with Cowen. You may ask your question.

Gautam Khanna - Cowen and Company - Analyst

Yes. For Ed Breen, a congratulations.

Ed Breen - Tyco International - Chairman, CEO

Thank you, Gautam

Gautam Khanna - Cowen and Company - Analyst

No problem. But I also ask if you could just update us on two things, your share buyback plans ahead of the spin and, secondly, you mentioned this transaction doesn’t affect kind of the tax-free nature of the spin. I am just curious if you kind of preserved the process for the other two businesses, CF&S and ADT so that those wouldn’t be — there would be nothing that would preclude an acquisition or anything soon after the spin? Thanks.

Ed Breen - Tyco International - Chairman, CEO

No. There is nothing that changes there at all. We are always very careful about that type of thing. So, no issue there. And on the share buyback, Gautam, obviously we haven’t been able to be in the market I guess this quarter. I think we did $100 million towards the beginning of the quarter but we told you guys about that I think on our last earnings call, so we haven’t been in the market since because of these negotiations going on. And we will really look at the share buyback over the next couple of weeks and probably talk about it on the earnings call. We just had all our meetings with the rating agencies so we have to take that into account, so we were going through that analysis right now.

And, by the way, we also obviously have some things sitting on the docket on the M&A side which we are not going to do anymore the rest of this year because of our filings but we want to make sure we have flexibility for the companies when they go out. Taking that into account, the rating agency into account, we will look at what that program is for the rest of the year and we will talk about it on the earnings call.

Gautam Khanna - Cowen and Company - Analyst

Thanks.

Ed Breen - Tyco International - Chairman, CEO

Thanks.

Operator

Our the question comes from [Lou Penderbora] with Jefferies. You may ask your question.

Bhupender Bohra - Jefferies & Co. - Analyst

Good morning. Congratulations, guys.

Randy Hogan - Pentair Inc - Chairman and CEO

Thanks.

Bhupender Bohra - Jefferies & Co. - Analyst

This is [Iain] sitting in for Scott Graham here with Jefferies. Just had a few questions. And I’m looking at your cost synergy slide, slide 25. I just wanted to get a sense of I see that nearly 50% of your cost synergies, that actually comes in 2013 and the remaining 50% over the next two years. If you can just give us some few big buckets what’s actually driving that cost synergies in 2013 and that will be good?

John Stauch - Pentair Inc - EVP, CFO

Yes. As we mentioned in the comments, we get a nice kick from the start of not adding the planned corporate costs on the Tyco Flow side and then we are adding back, so that’s $80 million, and we are assuming a $40 million add from what we have to put in our corporate adds at Pentair to absorb that scale as well as what we are addressing as the integration and standardization team which will be a full-time team working for three years to drive the synergies. Big proportion of that synergy comes in 2013 and then we are also getting the tax synergies of $50 million a year right out of the gate. So, a big proportion of the synergies in ‘13 and then as we ramp into ‘14 and ‘15 we are starting to see the benefits of what we are doing with operations and lean and we are starting to benefit from what we think will be the shared commodity spin savings and the indirect sourcing savings and that explains the ramp up.

Ed Breen - Tyco International - Chairman, CEO

So the map, as we said earlier, get $90 million of synergies day one on that $140 million that’s expected in 2013. So, there is just another $50 million to get during the year.

Bhupender Bohra - Jefferies & Co. - Analyst

Okay. And is the facility rationalization, is that a big portion of your cost synergies or will you be consolidating facilities?

John Stauch - Pentair Inc - EVP, CFO

No.

Bhupender Bohra - Jefferies & Co. - Analyst

And the second question I believe you guys didn’t give any number on revenue synergies and maybe you are still looking into it but just wanted to get a sense of at what point in time you will be able to give that to the street?

Randy Hogan - Pentair Inc - Chairman and CEO

Well, we have to respecting the process we have to get the proper approvals before our teams can work intimately together and it won’t be until after that that we would have — we were excited about the revenue synergies but in terms of having them really well dimensionalized, it will have to wait until we can work as a team.

Bhupender Bohra - Jefferies & Co. - Analyst

So, that will be like early 2013, I guess?

Randy Hogan - Pentair Inc - Chairman and CEO

I would expect it before that.

Bhupender Bohra - Jefferies & Co. - Analyst

Okay. And the last question, I don’t know if you guys gave out the number amortization of intangible expense for 2013 or if you guys closed like the end of September, maybe the last quarter of 2012?

John Stauch - Pentair Inc - EVP, CFO

Yes, it’s a guess at the moment but it’s in the upper $90 million, right around $95 million a year is the assumption. That’s obviously an assumption. And then we mentioned you are looking at about $90 million to $95 million at one-time inventory step up assumed.

Bhupender Bohra - Jefferies & Co. - Analyst

Okay. Thanks a lot, guys.

John Stauch - Pentair Inc - EVP, CFO

Thank you.

Operator

Our next question comes from Garik Shmois with Longbow Research. You may ask your question.

Garik Shmois - Longbow Research - Analyst

Hi. I just have a question for Randy. I am just wondering how the merger fits with CPT, if you can provide some more color there and if there is any impact on the integration of that business?

Randy Hogan - Pentair Inc - Chairman and CEO

Well, it doesn’t impact. CPT is well contained inside our fluid process segment — or water and fluid process segment and the specific GBU of fluid process. So, it’s well contained. It’s well in hand. This is the bigger integration of bringing these larger GBU’s which are actually larger than CPT in alongside, if you will, in looking at that overall G&A structure. The examples I used are in terms of cross-selling opportunities where the Flow Control contacts are going to be useful to help us accelerate growth, those are applications that come out of the same GBU of CPT, although only one of the examples I used was CPT based. The other ones were other parts of that filtration business. So, ultimately there will be some cross-selling opportunities, but doesn’t really impact the integration.

Garik Shmois - Longbow Research - Analyst

Maybe I missed this but I was wondering if you could talk a little bit more about the SG&A longer term. I think you mentioned that Pentair got 7.5% SG&A to sales Tyco Flow (inaudible). Is there anything near maybe 2015 what the percentage might end up looking like for the combined company?

John Stauch - Pentair Inc - EVP, CFO

Yes. I will give you the targeted goal is that the combined number should be slightly less than 7%. I still would say that is on the upper end of the Hackett benchmark data. The real opportunity the difference is we are little farther ahead on the standardization efforts on the Pentair side as far as ERP consolidations and back office consolidations. So, we are excited to take the process that we engaged in which really is a simple process of going to the GBU president or leader and choose a system, a way, choose a best practice and let’s standardize around it. There is an opportunity there and that’s what we are assuming.

Ed Breen - Tyco International - Chairman, CEO

It’s also consistent with what Flow Control is planning to do on their own in terms of driving standardization in the process.

Garik Shmois - Longbow Research - Analyst

Okay. Thank you very much and congratulations.

Ed Breen - Tyco International - Chairman, CEO

Thank you.

Sara Zawoyski - Pentair Inc - VP of IR

And, Operator, just given the time, it looks like we have time for one more question. Thank you. Our final question comes from [Doug Carson] with Bank of America. You may ask your question.

Neilson Gupta - BofA Merrill Lynch - Analyst

This is Neilson Gupta calling on behalf of Doug. We are just wondering, is there any color as to how you decide to move that $275 million net debt to the new entity from the parent co? Was it located in operating subsidiary or something and is there going to be any bond holder approval required moving forward for any of these plans?

Mark Armstrong - Tyco International - VP Mergers & Acquisitions

This is Mark Armstrong from Tyco. What we are going to looking to do is basically put a bridge financing in place that we would just use to bridge the time period so we can close it and then Pentair would go out and pull down the bridge or refinance the bridge post closing.

Randy Hogan - Pentair Inc - Chairman and CEO

We will be doing all that planned within our existing capacity within our existing revolvers.

Doug Carson - BofA Merrill Lynch - Analyst

Hi, guys. This is Doug, I just jumped on here, from B of A Merrill. The plan was to take out some debt at the commercial Tyco and the $275 million number seems a bit low relative to the EBITDA for that business. Are we still on track to have the kind of heritage parent Tyco with all of the bonds outstanding, maintain a similar rating and take out a significant amount of debt there?

Mark Armstrong - Tyco International - VP Mergers & Acquisitions

Yes, we are. I mean, obviously the ADT residential will have a fair amount of debt going forward, but we will still maintain the credit rating at the remaining fire and security piece portion of the Tyco business.

Doug Carson - BofA Merrill Lynch - Analyst

Right. I haven’t done all of the arithmetic yet, but $275 million is the net debt figure?

Mark Armstrong - Tyco International - VP Mergers & Acquisitions

That’s correct.

Doug Carson - BofA Merrill Lynch - Analyst

Okay. Makes more sense. Thank you.

Operator

Thank you. At this time I will turn the call back over to the speakers for closing comments.

Randy Hogan - Pentair Inc - Chairman and CEO

Thank you all — Randy here. Thanks all for listening in. We have a busy day and follow-up calls you know who to call.

Ed Breen - Tyco International - Chairman, CEO

We are excited and look forward to talking to a lot of you during the day also.

Randy Hogan - Pentair Inc - Chairman and CEO

Thanks.

Operator

Thank you. And this does conclude today’s conference. We thank you for your participation. At this time you may disconnect your lines.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This communication may contain certain statements about Pentair, Inc. (“Pentair”), Tyco Flow Control International Ltd. (“Tyco Flow”) and Tyco International Ltd. (“Tyco”) that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release may include statements about the expected effects on Pentair, Tyco Flow and Tyco of the proposed merger of Pentair and Tyco Flow (the “Merger”), the anticipated timing and benefits of the Merger, Pentair’s and Tyco Flow’s anticipated standalone or combined financial results and all other statements in this document other than historical facts. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “intends”, “will”, “likely”, “may”, “anticipates”, “estimates”, “projects”, “should”, “would”, “expect”, “positioned”, “strategy”, “future” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These statements are based on the current expectations of the management of Pentair, Tyco Flow and

Tyco (as the case may be) and are subject to uncertainty and changes in circumstances and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Such risks, uncertainties and assumptions include: the satisfaction of the conditions to the Merger and other risks related to the completion of the Merger and actions related thereto; Pentair’s and Tyco’s ability to complete the Merger on anticipated terms and schedule, including the ability to obtain shareholder or regulatory approvals of the Merger and related transactions; risks relating to any unforeseen liabilities of Pentair or Tyco Flow; future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, losses and future prospects; business and management strategies and the expansion and growth of Pentair’s or Tyco Flow’s operations; Pentair’s and Tyco Flow’s ability to integrate successfully after the Merger and achieve anticipated synergies; the effects of government regulation on Pentair’s or Tyco Flow’s businesses; the risk that disruptions from the transaction will harm Pentair’s or Tyco Flow’s business; Pentair’s, Tyco Flow’s and Tyco’s plans, objectives, expectations and intentions generally; and other factors detailed in Pentair’s and Tyco’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including their Annual Reports on Form 10-K under the caption “Risk Factors”. Forward-looking statements included herein are made as of the date hereof, and none of Pentair, Tyco Flow or Tyco undertakes any obligation to update publicly such statements to reflect subsequent events or circumstances.

ADDITIONAL INFORMATION

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of a vote or proxy. The Merger will be submitted to a vote of Pentair shareholders and the proposed distribution of Tyco Flow to Tyco shareholders will be submitted to a vote of Tyco shareholders. In connection with the Merger, Tyco Flow will file a registration statement on Form S-4 with the SEC. Such registration statement will include a proxy statement of Pentair that also constitutes a prospectus of Tyco Flow, and will be sent to Pentair shareholders. In addition, Tyco Flow will file with the SEC a Form 10 and Tyco will file a proxy statement with the SEC related to the proposed distribution of the Tyco Flow shares that will be sent to Tyco shareholders. Shareholders of Pentair and Tyco are urged to read the proxy statements and other documents filed with the SEC when they become available because they will contain important information about Pentair, Tyco Flow, Tyco and the proposed transactions. Shareholders will be able to obtain copies of these documents (when they are available) and other documents filed with the SEC with respect to Pentair, Tyco Flow and Tyco free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Pentair upon written request to Investor Relations Department, Pentair, Inc., 5500 Wayzata Blvd., Suite 800, Minneapolis, MN, 55416, or by calling (763) 545-1730,or from Tyco or Tyco Flow upon written request to Investor Relations Department, Tyco International Ltd., 9 Roszel Road, Princeton, NJ, 08540, or by calling (609) 720-4200.

PARTICIPANTS IN THE SOLICITATION

Pentair and Tyco and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Pentair may be found in its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 21, 2012 and definitive proxy statement relating to its 2012 annual meeting of shareholders filed with the SEC on March 9, 2012. Information about the directors and executive officers of Tyco may be found in its Annual Report on Form 10-K for the year ended September 30, 2011 filed with the SEC on November 16, 2011 and definitive proxy statement relating to its 2012 annual general meeting of shareholders filed with the SEC on January 13, 2012. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statements when it becomes available.